Exhibit 8
                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                             SHAREHOLDERS AGREEMENT

      This Agreement is made and entered into the ____ day of _________, 1991 by and among E. P. BARRY, not personally but solely as Trustee of AMERICAN INVESTMENTS, TIMOTHY A. NOLAN, not personally but solely as Trustee of CREATIVE MANAGEMENT, ROBERT E. CHRISTIAN, DWIGHT L. MCKEE, ALICE L. SWISHER, not
personally, but solely as Trustee of RASPBERRY INVESTMENTS, ALICE L. SWISHER, not personally but solely as Trustee of SOUTHWEST INVESTMENTS, and TERENCE A. NOLAN, not personally, but solely as Trustee of SHAMROCK INVESTMENTS, MARION PETER ROY, JR., not personally but solely as Trustee of GERTRUDE HAYDEL TRUST NO. 1, and CATHERINE HALBERG, not personally, but solely as Trustee of TECHNOLOGY ENTERPRISES TRUST (each as a "Shareholder" and as the "Shareholders").

      The Shareholders own a majority of the issued and outstanding shares of PROFESSIONAL DENTAL TECHNOLOGIES, INC., a Nevada corporation (respectively, the "Shares" and the "Company").

      In order to assure the continued harmonious management of the affairs of the Company, the parties desire to enter into certain agreements placing limitations on disposition of the Shares and providing for various matters of corporate governance and relations among the Shareholders.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

      1. VOTING. All decisions required to be made under this Agreement shall be made by a majority vote with each Shareholder having one vote for each Share which he owns.

      2. DISPOSITION OF SHARES. Except to the extent that the Shareholders may otherwise agree in writing, no Shareholder shall sell or transfer any of his Shares except in the proportion in which all of the Shareholders sell or transfer their Shares and except that any Shareholder which is a trust may transfer the Shares held by such trust to the beneficiary or beneficiaries of such trust or to any person who is a proper appointee pursuant to the exercise of a power of appointment providing that the person or persons to whom such Shares are so distributed become a party to this Agreement.

      3. SHAREHOLDERS MEETINGS. All of the Shares shall be voted as a block at all meetings of the Shareholders of the Company and with respect to any matters requiring a vote of the Shareholders which are voted upon outside a meeting of Shareholders.

      4.    MISCELLANEOUS.

            (a) WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by written notice signed by the party waiving such terms or conditions.


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            (b)  AMENDMENT  OF  AGREEMENT.   This  Agreement   may  be  amended,
supplemented or modified at any time only by written instrument duly executed by a majority of the Shareholders (by share ownership).

            (c) CONTENTS OF AGREEMENT; PARTIES; BENEFIT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, legal representatives, successors and assigns of the parties hereto.

            (e) GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas.

            (f) NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized courier service as follows:

            [Name of Shareholder]
            c/o Professional Dental Technologies, Inc.
            633 Lawrence
            Batesville, Arkansas  72501

or to any such other person or address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date personally delivered, one (1) business day after it is delivered to a recognized courier service or five (5) days following the date mailed.

            (g) COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

            (h) LIABILITY OF TRUSTEE. This Agreement, to the extent executed by a trustee, is executed to the extent shown on the signature lines show below, not personally but solely as trustee in the exercise and under the power of authority conferred upon him and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any trustee to the extent signed in such capacity, personally to pay any amount required to be paid hereunder, or to perform any covenant, express or implied, contained herein. All such liability, if any, being expressly waived by all of the other parties hereto.


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            (i)  LEGEND.  The  certificates  representing  the  Shares  shall be endorsed as follows:


            "The shares represented by this Certificate are subject to the terms, conditions and options contained in a certain Shareholders Agreement and notice is hereby given that the shares represented by this Certificate may only be dealt with as provided therein and that said shares and any sale thereof are subject to the terms, conditions and options contained in said Shareholders Agreement, a copy of which is on file at the office of the Company and shall be furnished on request to any Shareholder."

Notwithstanding such endorsement, the owners thereof shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of their shares. All of the stock of the Company hereafter issued which is subject to the terms of this Agreement, shall bear the same endorsement.

            (j) EQUITABLE REMEDIES. Each of the Shareholders acknowledges that his or its breach or violation of any of the provisions hereof will result in immediate and irreparable damage to the other shareholders. Each Shareholder also acknowledges that the other Shareholders will have no adequate remedy at law for such breach or violation and in such event, the other Shareholders or any of them, shall be entitled to injunctive relief in addition to any other rights and remedies to which they, or any of them, may be entitled.

      IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the date first above written.



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